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                                                                   EXHIBIT 99(a)

[ALLETE LOGO]

DEBORAH A. AMBERG
VICE PRESIDENT,
GENERAL COUNSEL AND SECRETARY
218-723-3930
Fax: 218-723-3960
E-mail: damberg@allete.com


                                        August 25, 2004


TO:  Directors and Executive Officers of ALLETE


     RE: Notice of Blackout Period to Directors and Executive Officers of ALLETE, Inc.


A blackout period for the Minnesota Power and Affiliated Companies Retirement Savings and Stock Option Plan (the "Plan") is expected to begin at 3:00 p.m. on September 10, 2004 and to end on September 23, 2004 following the spin-off of ADESA, Inc. (the "Blackout Period"). This Blackout Period will temporarily prevent participants in the Plan from engaging in transactions in ALLETE common stock in their individual accounts.

This notice is to inform you that pursuant to Section 306 of the Sarbanes-Oxley Act of 2002, you will be unable to trade in ALLETE common stock or exercise any stock options (cashless or otherwise) during the Blackout Period when participants in the Minnesota Power and Affiliated Companies Retirement Savings and Stock Ownership Account (the "Plan") are prevented from directing or diversifying assets in their ALLETE stock accounts under the Plan.

The reason for the Plan's blackout is to create an ADESA stock fund, in addition to the ALLETE stock fund, following completion of the spin-off of ADESA, Inc. The Plan transactions affected include directing or diversifying investments in ALLETE stock accounts.

Please be advised that the current policy established by the Board of ALLETE restricting market transactions in ALLETE common stock by directors and executive officers of both ALLETE and ADESA prior to the spin-off and restricting market transactions of ADESA common stock by the directors and executive officers of ADESA after the spin-off, remain in effect. ALLETE's policy


            30 West Superior Street / Duluth, Minnesota 55802-2093 /
                         218-279-5000 / www.allete.com

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that limits trading in ALLETE common stock as set forth in ALLETE's Purchase and
Sale of Company Securities Policy, also remains in effect.

If you have any questions concerning this notice, please contact Randy Carter at 218/723-3904 or myself.

                                        Sincerely,

                                        /s/ Deborah A. Amberg

                                        Deborah A. Amberg


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